Exhibit 99.1

NEWS BULLETIN
    FROM:
 CalAmp Logo
FOR IMMEDIATE RELEASE

      CalAmp Reports Fiscal 2009 Fourth Quarter and Full Year Results

OXNARD, Calif., May 12, 2009--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal 2009 fourth quarter and full year ended February 28, 2009.
Key elements include:

* Consolidated fourth quarter revenues of $21.3 million; Satellite products revenues of $8.1 million, 10% higher than prior quarter.

* Fourth quarter GAAP loss from continuing operations of $45.8 million, or $1.85 per diluted share, includes non-cash pretax charge of $44.7 million for impairment loss; Adjusted basis (non-GAAP) income from continuing operations of $3.8 million or $0.15 per diluted share.

* Fourth quarter net cash provided by operations of $10.5 million (includes $9.0 million received from out-of-court settlement of litigation with Rogers Corporation).

* Bank term loan balance reduced by $7.7 million in fourth quarter to $17.6 million while cash balance increased to $6.9 million.

Rick Gold, CalAmp's President and Chief Executive Officer, commented, "Our top line performance reflects the challenging economic environment that has resulted in key customers delaying projects and postponing orders for our wireless datacom products. However, I am encouraged with our operating execution where we continue to make good progress on our strategic initiatives, strengthen relationships with our key customers and generate positive cash flow from operating activities. Our ongoing efforts to rebuild our competitive position in the Direct Broadcast Satellite (DBS) market are moving forward. During the fourth quarter, unit volumes of our satellite products to our historically largest DBS customer continued to ramp, resulting in a 10% sequential quarter increase in satellite product revenues. I am also pleased with our recent product development activities where we remain on-track with next generation DBS product designs and have refreshed and extended our wireless datacom product portfolio. We are working closely with strategic launch customers for these new products and are well positioned for growth in our wireless datacom business as market conditions stabilize."

Mr. Gold continued, "Although the recession presented the Company with significant challenges, restructuring initiatives taken during this past year have improved our financial flexibility while streamlining our operations. These actions are expected to result in annualized savings of approximately $6 million. We believe this will enable the Company to be more responsive to changing market dynamics and customer demand as we look ahead to fiscal 2010."


Fiscal 2009 Fourth Quarter Results
Total revenue for the fiscal 2009 fourth quarter was $21.7 million compared to $29.8 million for the fourth quarter of fiscal 2008. The reduction in revenues was due primarily to lower sales of the Company's wireless datacom products.

Gross profit for the fiscal 2009 fourth quarter was $13.6 million, or 63.7% of revenues compared to gross profit of $7.5 million, or 25.3% of revenue for the same period last year. Included in gross profit in the fiscal 2009 fourth quarter is a $9.0 million gain from the settlement of litigation with Rogers Corporation. Excluding the litigation settlement, fiscal 2009 fourth quarter gross profit was $4.6 million, or 21.5% of revenue. The reduction in gross profit and gross margin percentage in the latest quarter (excluding the settlement) was due primarily to lower wireless datacom revenues.

Results of operations for the fiscal 2009 fourth quarter as determined in accordance with Generally Accepted Accounting Principles ("GAAP") was a loss from continuing operations of $45.8 million, which is a loss of $1.85 per
basic and diluted share.   The Company's annual goodwill impairment test
resulted in the full impairment of the Company's goodwill in the amount of $28.5 million, along with partial impairments of other intangible assets in the amount of $13.5 million and fixed assets in the amount of $1.6 million. In addition to amounts written-down as a result of the annual goodwill impairment test, the Company also recorded the impairment of $1.1 million
related to holdings of preferred stock of a privately-held company.   The
aggregate amount of the aforementioned impaired assets was $44.7 million. Of note, the outcome of the impairment analysis was largely influenced by the Company's stock price as of the impairment test date. As of December 31, 2008, the effective date of the impairment analysis, the Company's stock price was $0.45 per common share, which equates to a market capitalization of $11.3 million based on the 25.2 million common shares outstanding.

The tax-deductible portion of the $44.7 million impairment charge gives rise to an income tax benefit of $12.9 million and a corresponding increase in the deferred income tax asset balance. Based on an evaluation of the deferred income tax asset carried out pursuant to the applicable accounting rules, the Company increased its deferred tax asset valuation allowance by $16.4 million. This results in an income tax provision for the three months and year ended February 28, 2009 of $5.9 million and $3.8 million, respectively.

The Adjusted Basis (non-GAAP) income from continuing operations for the fiscal 2009 fourth quarter was $3.8 million, or $0.15 per basic and diluted share. This compares to Adjusted Basis (non-GAAP) loss from continuing operations of $2.8 million, which is a loss of $0.11 per basic and diluted share, in the same period last year. Adjusted Basis income (loss) from continuing operations excludes the impact of impairment charges, changes in the deferred income tax asset valuation allowance, amortization of intangible assets, stock-based compensation expense and in-process research and development charges, each net of tax to the extent applicable. A reconciliation of the GAAP basis loss from continuing operations to Adjusted Basis income (loss) from continuing operations is provided in the table at the end of this press release.

Liquidity
At February 28, 2009, the Company had total cash of $6.9 million, with $17.6 million in total outstanding bank debt and a $3.5 million note payable to a key DBS customer. Net cash provided by operating activities was $10.5 million for the three months ended February 28, 2009, which included $9.0 million received from the out-of-court settlement of litigation with Rogers Corporation. For the year ended February 28, 2009, net cash generated by operating activities was $13.8 million including the Rogers settlement. During the latest quarter, the principal on the Company's bank term loan was paid down by $7.7 million and the principal on the note payable to the DBS customer was paid down by $0.9 million.

The bank term loan has a maturity date of December 31, 2009, and consequently the entire term loan balance is classified as a current liability in the Consolidated Balance Sheet at February 28, 2009. The Company believes that it will be able to refinance the term loan prior to the maturity date from the proceeds of an asset-based loan, possibly supplemented by proceeds from another funding source.

Business Outlook
Commenting on the Company's business outlook for the first quarter of fiscal 2010, Mr. Gold said, "Although we believe a full economic recovery is still several quarters ahead, there are signs that conditions are beginning to improve within several of the vertical markets we serve. That said, while we are forecasting sequential growth in our satellite business, we expect our wireless datacom business to remain sluggish in the near term. Based on our current forecast, we believe fiscal 2010 first quarter consolidated revenues will be in the range of $22 to $24 million, with a GAAP basis net loss in the range of $0.15 to $0.19 per diluted share. The Adjusted Basis (non-GAAP) results of operations for the first quarter, which exclude changes in the deferred income tax asset valuation allowance, amortization of intangible assets and stock-based compensation expense net of tax, are expected to be a net loss of $0.06 to $0.10 per diluted share. Notwithstanding this anticipated net loss, we expect to continue generating positive operating cash flow in the first quarter."

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2009 fourth quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Rick Gold and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-941-1848 (480-629-9692 for international callers). An audio replay will be available through May 19, 2009, by calling 800-406-7325 (303-590-3030 for international callers) and entering the access code 4074352.

Additionally, a live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp Corp.
CalAmp provides wireless communications solutions that enable anytime/anywhere access to critical data and content. The Company serves customers in the public safety, industrial monitoring and controls, mobile resource management and direct broadcast satellite markets. The Company's products are marketed under the CalAmp, Dataradio, SmartLink, Aercept, LandCell and Omega trade names. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company's Satellite and Wireless markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company's business, the Company's ability to refinance or extend its bank term loan prior to the December 31, 2009 maturity date, and other risks or uncertainties that are described in the Company's Annual Report on Form 10-K for fiscal 2009 as filed today with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:                        AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                           Lasse Glassen
Chief Financial Officer                General Information
(805) 987-9000                         (213) 486-6546
                                       lglassen@frbir.com


                        -Financial Tables to Follow-

                                     CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands except per share amounts)

                                   Three Months Ended        Year Ended
                                      February 28,           February 28,
                                   ------------------     -----------------
                                     2009       2008        2009       2008
                                   -------    -------     -------    -------
Revenues                          $ 21,327   $ 29,785    $ 98,370   $140,907

Cost of revenues                     7,739(a)  22,247      60,244    122,412
                                   -------    -------     -------    -------

Gross profit                        13,588      7,538      38,126     18,495

Operating expenses:
  Research and development           3,369      3,728      12,899     15,710
  Selling                            2,384      3,414       8,959     10,633
  General and administrative         2,735      4,809      12,087     14,966
  Intangible asset amortization        617      1,558       4,429      6,418
  In-process research
    and development                     -          -          -          310
  Impairment loss                   44,736      5,531      44,736     71,276
                                   -------    -------     -------    -------
                                    53,841     19,040      83,110    119,313
                                   -------    -------     -------    -------
Operating loss                     (40,253)   (11,502)    (44,984)  (100,818)

Non-operating income
 (expense), net                        361       (760)       (911)    (2,472)
                                   -------    -------     -------    -------

Loss from continuing operations
 before income taxes               (39,892)   (12,262)    (45,895)  (103,290)

Income tax (provision) benefit      (5,940)     3,046      (3,770)    20,940
                                   -------    -------     -------    -------
Loss from continuing operations    (45,832)    (9,216)    (49,665)   (82,350)

Loss from discontinued
  operations, net of tax               -         (267)        -       (1,799)
                                   -------    -------     -------    -------
Net loss                          $(45,832)  $ (9,483)   $(49,665)  $(84,149)
                                   =======    =======     =======    =======



Basic and diluted loss per share:
  Loss from continuing
    operations                      $(1.85)    $(0.37)     $(2.01)    $(3.45)
  Loss from discontinued
    operations                          -       (0.01)         -       (0.08)
                                    ------     ------      ------     ------
Total basic and diluted
  loss per share                    $(1.85)    $(0.38)     $(2.01)    $(3.53)
                                    ======     ======      ======     ======

Shares used in per share
 calculations:
  Basic                             24,810     24,660      24,765     23,881
  Diluted                           24,810     24,660      24,765     23,881


(a) Includes a $9 million gain from a legal settlement with Rogers Corporation in January 2009.

                                   CAL AMP CORP.
                           BUSINESS SEGMENT INFORMATION
                                 (In thousands)


                          Three Months Ended               Year Ended
                             February 28,                 February 28,
                         ----------------------        ------------------
                          2009           2008           2009        2008
                         ------         ------         ------      ------

Revenue
  Satellite             $  8,126     $  9,255     $ 26,327     $  50,490
  Wireless DataCom        13,201       20,530       72,043        90,417
                         -------      -------       ------       -------
    Total revenue       $ 21,327     $ 29,785     $ 98,370     $ 140,907
                         =======      =======      =======       =======

Gross profit (loss)
  Satellite             $  9,349(a)  $    722     $ 10,254(a)  $ (14,808)(d)
  Wireless DataCom         4,239        6,816       27,872        33,303
                         -------       -------     -------       -------
    Total gross profit  $ 13,588     $  7,538     $ 38,126     $  18,495
                         =======      =======     ========      ========

Operating income (loss)
  Satellite             $  6,110 (a) $ (1,568)(c) $  3,616 (a) $ (63,924)(c)
                                 (b)                       (b)           (d)
  Wireless DataCom       (43,886)(e)   (7,485)(g)  (42,206)(e)   (30,473)(g)
                                 (f)          (h)          (f)           (h)
  Corporate expenses      (2,477)(i)   (2,449)      (6,394)(i)    (6,421)
                         -------      -------      -------      --------
Total operating loss    $(40,253)    $(11,502)    $(44,984)    $(100,818)
                         =======      =======      =======      ========

 (a) Includes a $9 million gain from a legal settlement with Rogers Corporation in January 2009.
 (b) Includes a Satellite segment goodwill impairment charge of $2.3 million for the three months and year ended February 28, 2009.
 (c) Includes a Satellite segment goodwill impairment charge of $1.2 million and $44.4 million for the three months and year ended February 28, 2008, respectively.
 (d) Includes charges for estimated product warranty and related costs in the year ended February 28, 2008 of $17.9 million.
 (e) Includes a Wireless DataCom segment impairment charge of $41.3 million for the three months and year ended February 28, 2009.
 (f) Includes intangible asset amortization expense in the three months and year ended February 28, 2009 of $0.6 million and $4.4 million, respectively.
 (g) Includes a Wireless DataCom segment goodwill impairment charge of $4.3 million and $26.9 million for the three months and year ended February 28, 2008.
 (h) Includes intangible asset amortization expense in the three months and year ended February 28, 2008 of $1.6 million and $6.4 million, respectively.
 (i) Includes an impairment charge on investment in preferred stock of a privately held company of $1.1 million for the three months and year ended February 28,2009.


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                                  CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                                          February 28,
                                                    -----------------------
                                                      2009           2008
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $  6,913        $  6,588
  Accounts receivable, net                            13,682          20,043
  Inventories                                         15,139          25,097
  Deferred income tax assets                           3,479           5,306
  Prepaid expenses and other current assets            4,962           9,733
                                                    --------        --------
     Total current assets                             44,175          66,767

Equipment and improvements, net                        2,139           5,070
Deferred income tax assets, less current portion      13,111          14,802
Goodwill                                                 -            28,520
Other intangible assets, net                           6,473          24,424
Other assets                                           3,749           3,458
                                                    --------        --------
                                                    $ 69,647        $143,041
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $ 21,078        $  5,343
  Accounts payable                                     5,422          10,875
  Accrued payroll and employee benefits                3,380           4,218
  Accrued warranty costs                               3,286           3,818
  Other accrued liabilities                            8,683          11,800
  Deferred revenue                                     3,609           4,005
                                                    --------        --------
     Total current liabilities                        45,458          40,059
                                                    --------        --------

Long-term debt, less current portion                     -            27,187

Other non-current liabilities                            990           2,375

Stockholders' equity:
  Common stock                                           252             250
  Additional paid-in capital                         144,881         144,318
  Accumulated deficit                               (120,814)        (71,149)
  Accumulated other comprehensive income (loss)       (1,120)              1
                                                    --------        --------
     Total stockholders' equity                       23,199          73,420
                                                    --------        --------
                                                    $ 69,647        $143,041
                                                    ========        ========

                                      CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                    (In thousands)
                                                              Year Ended
                                                              February 28,
                                                          -----------------
                                                          2009         2008
                                                          ----         ----

Cash flows from operating activities:
    Net loss                                           $(49,665)    $(84,149)
    Depreciation and amortization                         6,549        9,681
    Stock-based compensation expense                      1,268        2,238
    Write-off of in-process research
     and development costs                                  -            310
    Impairment loss                                      44,736       71,276
    Deferred tax assets, net                              3,373      (20,784)
    Loss on sale of discontinued operations,
     net of tax                                             -          1,202
    Gain on sale of investment                              -           (331)
    Changes in operating working capital                  7,499       19,087
    Other                                                   -             (6)
                                                       --------     --------
       Net cash provided (used) by
        operating activities                             13,760       (1,476)
                                                       --------     --------

Cash flows from investing activities:
    Capital expenditures                                   (831)      (1,359)
    Earn-out payments on Technocom acquisition           (1,183)        (985)
    Earn-out payments on Landcell acquisition              (188)        -
    Proceeds from sale of discontinued operations           465        4,420
    Proceeds from sale of property and equipment            -              7
    Proceeds from sale of investment                        -          1,045
    Acquisition of Aercept                                  -        (19,318)
    Acquisition of SmartLink, net of refunds from
     escrow fund                                            296       (7,845)
                                                       --------     --------
       Net cash used in investing activities             (1,441)     (24,035)
                                                       --------     --------

Cash flows from financing activities:
    Debt repayments                                     (11,452)      (6,728)
    Proceeds from stock option exercises                    -            213
                                                       --------     --------
       Net cash used in financing activities            (11,452)      (6,515)
                                                       --------     --------
Effect of exchange rate changes on cash                    (542)       1,077
                                                       --------     --------

Net change in cash and cash equivalents                     325      (30,949)

Cash and cash equivalents at beginning of period          6,588       37,537
                                                       --------     --------
Cash and cash equivalents at end of period             $  6,913     $  6,588
                                                       ========     ========

                                   CAL AMP CORP.
                          NON-GAAP EARNINGS RECONCILIATION
                 (Unaudited, in thousands except per share amounts)

Non-GAAP Earnings Reconciliation

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Income (Loss) from Continuing Operations and Adjusted Basis Income (Loss) from Continuing Operations Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Income (Loss) from Continuing Operations and Adjusted Basis Income (Loss) from Continuing Operations Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Loss from Continuing Operations to Adjusted Basis Income (Loss) from Continuing Operations is as follows:

                                        Three Months
                                           Ended               Year Ended
                                        February 28,          February 28,
                                       -------------        ---------------
                                        2009    2008         2009      2008
                                       -----   -----        -----     -----

GAAP Basis Loss from
 Continuing Operations              $(45,832) $ (9,216)   $(49,665)  $(82,350)
Adjustments to reconcile to
 Adjusted Basis Loss from
 Continuing Operations:
  Impairment charge                   32,558     5,069      32,558     62,776
  Valuation allowance on
   Deferred tax assets                16,396       -        16,396        -

  Amortization of intangible
   assets, net of tax                    379       953       2,718      3,925
  Stock-based compensation expense,
   net of tax                            264       387         778      1,369

  In-process R&D, net of tax              -         -          -          190
                                     -------   -------     -------    -------
Adjusted Basis Income (Loss) from
 Continuing Operations               $ 3,765  $ (2,807)   $  2,785  $ (14,090)
                                     =======   =======     =======    =======
Adjusted Basis Income (Loss) from
 Continuing Operations
 per Diluted Share                   $  0.15  $  (0.11)   $   0.11  $  (0.59)

Weighted average common shares
  outstanding on diluted basis        24,810    24,660      24,765     23,881

The reconciling items above are tax effected using the year-to-date effective tax rate. The computation of the year-to-date effective income tax rate is as follows:

                                                             Year Ended
                                                             February 28,
                                                          ------------------
                                                          2009          2008
                                                          ----          ----
Pretax loss from continuing operations
 as reported                                          $ (45,895)    $(103,290)
Add back nondeductible portion of impairment loss        13,220        49,397
                                                        -------      --------
Pretax loss from continuing operations before
 nondeductible item                                     (32,675)      (53,893)
                                                        -------      -------
Income tax (provision) benefit, as reported              (3,770)       20,940
Add back valuation allowance                             16,396           -
                                                        -------       -------
Income tax benefit, as adjusted                          12,626        20,940
                                                        -------       -------
Effective income tax rate                                 38.6%         38.9%
                                                        =======       =======